[QUARLES & BRADY LLP LETTERHEAD]



                                               February 27, 2004


Actuant Corporation
6100 N. Baker Road
Milwaukee, WI  53209

Re:      Actuant Corporation
         2% Convertible Senior Subordinated Debentures due 2023

Ladies and Gentlemen:

         We have acted as special Wisconsin counsel to Actuant Corporation, a Wisconsin corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration of $150,000,000 aggregate principal amount of 2% Convertible Senior Subordinated Debentures due 2023 (the "Debentures" or the "Securities") of the Company, which are convertible into shares of the Company's common stock, $0.20 par value per share (the "Common Stock"). The Debentures are guaranteed by certain subsidiaries of the Company (the "Guarantees") identified on Exhibit II to the Purchase Agreement, dated November 5, 2003 ("Purchase Agreement"). The Debentures were issued under an Indenture dated as of November 10, 2003 (the "Indenture") between the Company and U.S. Bank National Association, as trustee. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement.

         In rendering this opinion, we have examined and relied as to factual matters upon certain certificates, questionnaires, and other documents prepared and executed by officers of the Company and of GB Tools and Supplies, Inc., a Wisconsin corporation ("GB Tools"), and Columbus Manufacturing, LLC, a Wisconsin limited liability company ("Columbus"), each a subsidiary of the Company and a Guarantor, and upon originals or copies, certified or otherwise, identified to our satisfaction, of such records, documents, certificates, and other instruments, including, but not limited to, the articles of incorporation and bylaws of each of the Company and GB Tools, the Operating Agreement and Articles of Organization of Columbus, and certain minutes of the proceedings of the boards of directors and committees and shareholders and members of the Company, GB Tools and Columbus, and have made such other investigations and reviewed such other documents, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In addition, we have reviewed executed copies of the Purchase Agreement, the Indenture and the Registration Rights Agreement (collectively, the "Transaction Documents"), a copy of the executed

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Actuant Corporation
February 27, 2004
Page 2


certificate representing the Securities, together with an executed copy of the Guarantees endorsed on such certificate, and the Offering Memorandum.

         In all such examinations, we have assumed: (i) the genuineness of each signature on all documents that we have examined; (ii) the completeness and authenticity of each document submitted to us; (iii) the conformity to the original of each document submitted to us as a copy; and (iv) the absence of any fraud in connection with any of the transactions contemplated by the Transaction Documents.

         In rendering the opinions expressed below, we relied, as noted above, upon certificates, questionnaires and other documents of the Company, GB Tools and Columbus given by certain of their respective officers as to certain factual matters and on certificates of public officials. We believe that we are justified in relying upon such certificates, questionnaires and other documents.

         The opinions set forth herein are based upon the laws of the State of Wisconsin and no opinion is expressed as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is validly existing, and is in active status under the laws of the State of Wisconsin. As of January 1, 1991, the State of Wisconsin no longer recognizes the concept of "good standing" for corporations. We have received a certificate of status from the Wisconsin Department of Financial Institutions for the Company which is conclusive evidence of its existence.

         2. Each of GB Tools and Columbus is validly existing as a corporation or limited liability company, as the case may be, and is in active status under the laws of the State of Wisconsin.

         3. The Securities have been duly authorized and issued by the Company and constitute valid and binding obligations of the Company and the Guarantees have been duly authorized and issued by GB Tools and Columbus, respectively, and constitute valid and binding obligations of GB Tools and Columbus, respectively, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (c) the qualification that the remedy of specific performance and injunctive or other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

         4. The Common Stock which may from time to time be issued upon conversion of the Securities, when issued in accordance with the provisions of the Securities and the Indenture, will be validly issued, fully paid and nonassessable, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation

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Actuant Corporation
February 27, 2004
Page 3


Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

         This opinion deals only with the specific legal issues that it explicitly addresses and no opinions shall be implied as to matters not so addressed.

         This opinion is given as of the date hereof, it is intended to apply only to those facts and circumstances which exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, any changes in laws which may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date of this opinion which would alter the opinions rendered herein.

         This opinion letter is intended solely for your benefit and it may not be relied upon, referred to or otherwise used by any other person or entity without our express written consent. Subject to the foregoing, this opinion letter may be relied upon by you only in connection with the transactions contemplated by the Transaction Documents, and may not be used or relied upon by you or any other person or entity for any other purpose whatsoever without in each instance our prior written consent.

         Members of this firm providing services to the Company own Common Stock in the Company.

         We consent to the filing of this opinion as an exhibit to this Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/ Quarles & Brady LLP

                                            QUARLES & BRADY LLP